Exhibit 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of Common Stock of

AMERICAN SUPERCONDUCTOR CORPORATION

Dated as of November 15, 2013 (the “Effective Date”)

WHEREAS, AMERICAN SUPERCONDUCTOR CORPORATION, a Delaware corporation, has entered into a First Amendment to Loan and Security Agreement of even date herewith, amending the Loan and Security Agreement, dated as of June 5, 2012, (together, the “Loan Agreement”) with Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Warrantholder”);

WHEREAS, the Company (as defined below) desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of Common Stock (as defined below) pursuant to this Warrant Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, an aggregate number of fully paid and non-assessable shares of the Common Stock equal to the quotient derived by dividing (a) five percent (5.0%) of the principal amount of the Term Advance B, as defined in the Loan Agreement by (b) the Exercise Price (defined below), rounded to the nearest whole number of shares. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 8) of shares of Common Stock (other than rights of the type described in Sections 8(a), 8(d) or 8(f) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

“Company” means American Superconductor Corporation, a Delaware corporation, and any successor or surviving entity that assumes the obligations of the Company under this Warrant pursuant to Section 8(a).

“Charter” means the Company’s Certificate of Incorporation or other constitutional document, as may be amended from time to time.

“Common Stock” means the Company’s common stock.

“Exercise Price” means $1.95, subject to adjustment pursuant to Section 8.

“Merger Event” means any merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of common stock, other securities or property of another entity.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Common Stock requested to be exercised under this Warrant pursuant to such exercise.

SECTION 2. TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Warrant and the right to purchase Common Stock as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period beginning on the date hereof and ending on May 15, 2019.

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Warrant are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Warrant and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X = Y(A-B)
A

Where:	X = the number of shares of Common Stock to be issued to the Warrantholder.

Y = the number of shares of Common Stock requested to be exercised under this Warrant.

A = the fair market value of one (1) share of Common Stock at the time of issuance of such shares of Common Stock.

B = the Exercise Price.

For purposes of the above calculation, the fair market value of Common Stock shall mean with respect to each share of Common Stock:

(A) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a five (5) day period ending three days before the day the fair market value of the Common Stock is being determined; or

(B) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices quoted on the over-the-counter system over the five (5) day period ending three days before the day the fair market value of the Common Stock is being determined;

(ii) if at any time the Common Stock is not listed on any securities exchange or quoted in the over-the-counter market, the fair market value of Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors, unless the Company shall become subject to a Merger Event, in which case the fair market value of Common Stock shall be deemed to be the per share value received by the holders of the Company’s Common Stock on a common equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b) Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all Common Stock subject hereto, and if the fair market value of one share of the Common Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Common Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4. RESERVATION OF SHARES.

During the term of this Warrant, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6. NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of this Warrant.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Warrant. Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event. If at any time there shall be a Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Warrant, the number of shares of Common Stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Warrant immediately prior to the Merger

Event. In any such case, if the term of this Warrant has not expired pursuant to Section 2 hereof, appropriate adjustment (as determined in good faith by the Company’s Board of Directors and reasonably acceptable to the Warrantholder) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Warrant (including adjustments of the Exercise Price and adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Warrant in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Warrant; provided that if the Reference Property includes shares of stock or other securities and assets of an entity other than the successor or purchasing company, as the case may be, in such Merger Event, then such other entity shall assume the obligations under this Warrant and any such assumption shall contain such additional provisions to protect the interests of the Warrantholder as reasonably necessary by reason of the foregoing (as determined in good faith by the Company’s Board of Directors and reasonably acceptable to the Warrantholder). In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder chose to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b) Reclassification of Shares. Except for Merger Events subject to Section 8(a), and subject to Section 8(f), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to successive combinations, reclassifications, exchanges, subdivisions or other changes.

(c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased.

(d) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall:

(i) pay a dividend with respect to the Common Stock payable in Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or

(ii) make any other distribution with respect to Common Stock (or stock into which the Common Stock is convertible), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock (or other stock for which the Common Stock is convertible) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e) Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Issue Date, the Company issues or sells, or in accordance with this Section 8(e) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding (i) any Excluded Securities (as defined in that certain Series A Warrant to Purchase Common Stock issued by the Company to Capital Ventures International on April 4, 2012, as exchanged on October 9, 2013, (the “CV Warrant”)) issued or sold or deemed to have been issued or sold and (ii) any securities issued or sold or deemed to have been issued or sold pursuant to that certain Securities Purchase Agreement dated as of April 4, 2012, as amended by the Amendment and Exchange Agreement, dated December 20, 2012 and by the Second Amendment and Warrant Exchange Agreement, dated October 9, 2013, between Capital Ventures International and the Company or any instrument, agreement or document contemplated thereby, that certain Senior Convertible Note dated April 4, 2012, as exchanged on December 20, 2012 and further amended on October 9, 2013, issued by the Company in favor of Capital Ventures International, or the CV Warrant) for consideration per share (the “New Issuance Price”) less than the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Exercise Price then in effect is referred to as the “Applicable Price”, and the foregoing a “Dilutive Issuance”) (such number being appropriately adjusted to reflect the occurrence of any event described in Section 8(a)), then, immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the product of (A) the Applicable Price and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Applicable Price by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price, the consideration per share and the New Issuance Price under this Section 8(e)), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(e)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 8(e)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 8(e), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options referred to in Section 8(e)(i), the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities referred to in Section 8(e)(i) or 8(e)(ii), or the rate at which any Convertible Securities referred to in Section 8(e)(i) or 8(e)(ii) are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 8(e)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. On the expiration of any Options referred to in Section 8(e)(i) or any Convertible Securities referred to in Section 8(e)(ii), or the termination of any such right to exercise, convert or exchange such Options or Convertible Securities, the Applicable Price then in effect hereunder shall forthwith be increased to the Applicable Price which would have been in effect at the time of such expiration or termination had such Options or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(iv) Calculation of Consideration Received. If any Option or Convertible Security or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company, together comprising one integrated transaction, (x) such Option or Convertible Security (as applicable) or Adjustment Right (as applicable) will be deemed to have been issued for consideration equal to the Black Scholes Consideration Value thereof and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received or receivable by the Company minus (II) the Black Scholes Consideration Value of each such Option or Convertible Security (as applicable) or Adjustment Right (as applicable). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) trading days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or

Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) trading days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(f) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities; (ii) the Company shall offer for subscription pro rata to the holders of any class of its Common Stock or other capital stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (v) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder written notice of the occurrence of any such event, setting forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, or by reputable overnight courier with all charges prepaid, addressed to the Warrantholder at the address for Warrantholder set forth in the registry referred to in Section 7.

(g) Share Cap. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to issue any shares of Common Stock upon exercise or conversion of this Warrant or otherwise pursuant to the terms of this Warrant if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon exercise or conversion of this Warrant or otherwise pursuant to the terms of this Warrant without conflicting with or breaching the Company’s obligations under the rules or regulations of the Nasdaq Stock Market or other securities exchange upon which the Common Stock is listed.

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Common Stock. The Common Stock issuable upon exercise of the Warrantholder’s rights has been duly and validly reserved and, when issued in accordance with the provisions of this Warrant, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Common Stock issuable pursuant to this Warrant may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b) Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company. This Warrant: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Warrant constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application affecting enforcement of creditors’ rights generally.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except as may be required pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Stock upon exercise of this Warrant, and the issuance of the Common Stock upon conversion of the Common Stock, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(e) Compliance with Rule 144. If the Warrantholder proposes to sell Common Stock issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement regarding the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(f) Information Rights. During the term of this Warrant, unless the Company is delivering financial information pursuant to the Loan Agreement between the Company and the Warrantholder, the Company shall deliver to the Warrantholder (a) promptly after mailing, copies of any written communications sent to all preferred shareholders of the Company, (b) within one hundred fifty (150) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, an unaudited statement of operations and unaudited balance sheet as of the end of such fiscal quarter (it being understood that posting of a link on Borrower’s website on the Internet to such annual and quarterly statements shall satisfy the delivery requirements hereunder).

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. The right to acquire Common Stock is being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Common Stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.

(b) Private Issue. The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Warrant is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) No Obligation to Register. The Warrantholder understands that that Company has no obligation to, and if the Company does not, register with the SEC pursuant to Section 12 of the 1934 Act, or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering (i) the rights to purchase Common Stock pursuant to this Warrant or (ii) the Common Stock issuable upon exercise of the right to purchase under the Act is not in effect when it desires to sell (i) the rights to purchase Common Stock pursuant to this Warrant or (ii) the Common Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Common Stock or (B) Common Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e) Accredited Investor. The Warrantholder is an “accredited investor” within the meaning of the Rule 501 of Regulation D promulgated under the Act, as presently in effect.

SECTION 11. TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant. The transfer of this Warrant shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 12. MISCELLANEOUS.

(a) Effective Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Warrant shall be binding upon any successors or assigns of the Company.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Warrant.

(c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant. For the purposes of this Section, attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(e) Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Warrant or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Manuel Henriquez

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

If to the Company:

AMERICAN SUPERCONDUCTOR CORPORATION

64 Jackson Road

Devens, MA 01434

Attention: Chief Financial Officer

Facsimile: 978-842-3364

with copies to:

AMERICAN SUPERCONDUCTOR CORPORATION

64 Jackson Road

Devens, MA 01434

Attention: General Counsel

Facsimile: 978-842-3530

and

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, MA 02116

Attention: Peter N. Handrinos, Esq.

Facsimile: 617-948-6001

or to such other address as each party may designate for itself by like notice.

(g) Entire Agreement; Amendments. This Warrant constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Warrant may be amended except by an instrument executed by each of the parties hereto.

(h) Headings. The various headings in this Warrant are inserted for convenience only and shall not affect the meaning or interpretation of this Warrant or any provisions hereof.

(i) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant.

(j) No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(k) Survival. All agreements, representations and warranties contained in this Warrant or in any document delivered pursuant hereto shall survive the execution and delivery of this Warrant and the expiration or other termination of this Warrant.

(l) Governing Law. This Warrant have been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California. Delivery of Common Stock to Warrantholder by the Company under this Warrant is due in the State of California. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(m) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Warrant, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant. Service of process on any party hereto in any action arising out of or relating to this Warrant shall be effective if given in accordance with the requirements for notice set forth in Section 12(f), and shall be deemed effective and received as set forth in Section 12(f). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(n) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY

THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve persons other than the Company and the Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant.

(o) Judicial Reference. If the waiver of jury trial set forth above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(p) Counterparts. This Warrant and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(q) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Warrant and agree that the terms of this Warrant shall be specifically enforceable by Warrantholder. If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	AMERICAN SUPERCONDUCTOR CORPORATION

	By:	/s/ David Henry
	Name:	David Henry
	Title:	Senior Vice President and Chief Financial Officer

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ Ben Bang
	Name:	Ben Bang
	Title:	Senior Counsel

EXHIBIT I

NOTICE OF EXERCISE

To:	American Superconductor Corporation

(1)	The undersigned Warrantholder hereby elects to purchase [ ] shares of the Common Stock of American Superconductor Corporation, pursuant to the terms of the Agreement dated the 15th day of November, 2013 (the “Agreement”) between American Superconductor Corporation and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance], and hereby reaffirms as of the date hereof the representations and covenants of the Warrantholder set forth in Section 10 of the Agreement.

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:

Name:

Title:

Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned American Superconductor Corporation, hereby acknowledge receipt of the “Notice of Exercise” from Hercules Technology Growth Capital, Inc., to purchase [                ] shares of the Common Stock of [                ], pursuant to the terms of the Agreement, and further acknowledges that [                ] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	AMERICAN SUPERCONDUCTOR CORPORATION

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address: